Exhibit 10.1

Calavo Growers, Inc. Announces Receipt of Unsolicited Proposal

SANTA PAULA, Calif., June 11, 2025 (GLOBE NEWSWIRE) -- Calavo Growers, Inc. (Nasdaq-GS: CVGW), ), (the “Company” or “Calavo”) a global leader in sourcing, packing and distribution of fresh avocados, tomatoes, papayas and processing of guacamole and other avocado products, today announced that it has received a non-binding, indicative proposal to acquire all of the outstanding shares of the Company for consideration nominally valued at $32.00 per share of the Company’s common stock, consisting of a combination of stock of the proposing party and cash. Among other conditions, the proposal is subject to due diligence and financing. The Company’s Board of Directors is reviewing this non-binding proposal in consultation with its legal and financial advisors. This non-binding proposal may or may not lead to a transaction, and the Company does not intend to comment or update further unless warranted.

About Calavo Growers, Inc.

Calavo Growers, Inc. (Nasdaq: CVGW) is a global leader in the processing and distribution of avocados, tomatoes, papayas and guacamole. Calavo products are sold under the trusted Calavo brand name, proprietary sub-brands, private label and store brands. Founded in 1924, Calavo has a rich culture of innovation, sustainable practices and market growth. The Company serves retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. Calavo is headquartered in Santa Paula, California, with facilities throughout the U.S. and Mexico. Learn more about The Family of Fresh™ at calavo.com.

Investor Contact

Jeremy Apple

Senior Vice President

Financial Profiles, Inc. calavo@finprofiles.com

310-622-8233